Exhibit 99.1

Adaptimmune Reports First Quarter 2018 Financial Results and Business Update

- Dosing patients in MAGE-A10 lung cancer study at one billion target cell dose -

- Updated MRCLS response data will be presented in an oral presentation at ASCO -

- Guidance confirmed, funded through to early 2020 -

- Conference call to be held today at 8:00 a.m. EDT (1:00 p.m. BST) -

PHILADELPHIA, Pa. and OXFORD, U.K., May 9, 2018 - Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today reported financial results for the first quarter ended March 31, 2018, as well as provided a business update.

“2018 is off to an outstanding start, and the remainder of the year promises to be even more exciting for Adaptimmune as we look forward to response data from our wholly owned assets in a variety of solid tumors,” commented James Noble, Adaptimmune’s Chief Executive Officer. “The transition of the NY-ESO program to GSK is progressing, our manufacturing capabilities are strengthening, and we have a robust pipeline delivering novel therapeutic approaches to cancer patients. We look forward to presenting further progress in the coming months as we move towards our ambition to be the first to market with an approved TCR T-cell therapy.”

Clinical momentum

Adaptimmune continues to make good progress across all trial cohorts. Clinical data highlights include:

•                  Initial safety data (https://bit.ly/2HAuhTS) with Adaptimmune’s wholly owned SPEAR T-cell therapy targeting MAGE-A10 reported in January. These data will be presented and updated in a poster at the upcoming American Society of Clinical Oncology (ASCO) annual meeting in June.

•                  Dosing at the target dose of one billion transduced SPEAR T-cells in the MAGE-A10 triple tumor study reported in January (https://bit.ly/2HAuhTS).

•                  Dosing at the target dose of one billion transduced SPEAR T-cells after recent recommendation from the scientific review committee (SRC) to dose escalate in the MAGE-A10 non-small cell lung cancer (NSCLC) study.

•                  Responses in a second solid tumor, myxoid round/cell liposarcoma (MRCLS), with NY-ESO reported in March (https://bit.ly/2HAluxz). These data will be presented and updated at an oral presentation during ASCO.

Initial safety data from the MAGE-A4 “basket study” (required to support dose escalation to one billion cells) is on track for the second quarter of 2018. MAGE-A4 response data and initial AFP safety data are anticipated throughout the second half of this year.

Manufacturing progress

In another important step towards its ambition to become a fully integrated cell therapy company, Adaptimmune has now received regulatory approval to produce SPEAR T-cells for all of its wholly owned programs (MAGE-A10, MAGE-A4, and AFP) at its Philadelphia Navy Yard facility. The Company is routinely manufacturing SPEAR T-cells at the Navy Yard, and achieving cell volumes in the range of the therapeutic doses seen with NY-ESO in synovial sarcoma.

In addition, Adaptimmune announced in January 2018 (https://bit.ly/2D8A52t ) that it had executed an agreement with Cell and Gene Therapy (CGT) Catapult for its own dedicated manufacturing space to secure vector supply for the medium term for ongoing studies with all three wholly owned SPEAR T-cell therapies. The Catapult space is now officially open.

Highlights

Wholly owned programs

Continued momentum towards safety and response readouts from SPEAR T-cells targeting MAGE-A10 and MAGE-A4 in multiple solid tumors throughout the second half of 2018, and initial safety data from AFP in hepatocellular carcinoma anticipated in late 2018

•                  MAGE-A10

•                  Dosing at one billion target cell dose in both pilot studies (NSCLC and “triple tumor”)

•                  To date, no evidence of off-target toxicity in MAGE-A10 pilot studies in patients who received 100 million cells

•                  Response data anticipated in the second half of 2018

•                  Preclinical data presented at the American Association for Cancer Research (AACR) annual meeting in April 2018 support the potential specificity and potency of Adaptimmune’s MAGE-A10 SPEAR T-cells (https://bit.ly/2HulQJG)

•                  MAGE-A4

•                  Basket study: Dosing continues and on schedule to report initial safety data in Q2 2018

•                  Response data are anticipated throughout the second half of this year

•                  Preclinical safety data presented at AACR identified no major safety concerns for MAGE-A4 SPEAR T-cell, and analyses of NSCLC tumor samples support the validity of MAGE-A4 as a target in this indication (https://bit.ly/2HulQJG)

•                  AFP

•                  Hepatocellular carcinoma: Study open and enrolling with initial safety data anticipated in late 2018

•                  Next generation SPEAR T-cells

•                  Adaptimmune’s US patent US15/713464 covering a “next generation” approach to making our T-cells resistant to the immunosuppressive environment of solid tumors, has been granted. This approach is likely to be used in some of the Company’s future clinical trials.

NY-ESO program (partnered with GSK)

Compelling clinical data supports the potential of Adaptimmune’s TCR T-cell therapies to treat solid tumors

•                  MRCLS: Update will be presented in an oral presentation at ASCO.

•                  GSK option exercise and transition: The transition of the NY-ESO program to GSK is ongoing.

Manufacturing

Adaptimmune is building a fully integrated cell therapy company

•                  Received regulatory approval to produce SPEAR T-cells for all of its wholly owned programs (MAGE-A10, MAGE-A4, and AFP) at its Philadelphia Navy Yard facility.

•                  Routinely manufacturing SPEAR T-cells at the Navy Yard, and achieving cell volumes in the range of the therapeutic doses seen with NY ESO in synovial sarcoma.

•                  Announced in January 2018 (https://bit.ly/2D8A52t ) that it had executed an agreement with CGT Catapult for its own dedicated manufacturing space to secure vector supply for the medium term for ongoing studies with all three wholly owned SPEAR T-cell therapies.

•                  The Catapult space is now officially open.

•                  Had a US patent granted (US9932597), covering a “WPRE-free” vector system, that will further optimize the vector system used for manufacture of its SPEAR T-cells.

Other corporate news

Adaptimmune is in a strong financial position to deliver success with SPEAR T-cell therapies

•                  Funded through to early 2020 with cash and cash equivalents of $53.4 million and total liquidity(1) of $161.8 million

•                  Announced in April 2018 (https://bit.ly/2v7v3D3 ) that John Furey, Chief Operating Officer at Spark Therapeutics, was appointed as an independent Non-Executive Director to Adaptimmune’s Board of Directors (effective July 5, 2018)

Financial Results for the three-month period ended March 31, 2018

•                  Cash / liquidity position: As of March 31, 2018, Adaptimmune had cash and cash equivalents of $53.4 million and Total Liquidity(1) of $161.8 million that will fund the Company through early 2020 based on management’s estimates.

•                  Revenue: With effect from January 1, 2018, the Company has adopted a new accounting standard(2). Under this new accounting standard, revenue represents the upfront payment and milestones under the GSK Collaboration and License Agreement, which are recognized based on the percentage completion of the NY-ESO and PRAME development programs. Revenue for the three months ended March 31, 2018 was $8.2 million. Revenue for the three months ended March 31, 2018 under the previous guidance would have been $9.0 million, compared to $2.9 million for the same period of 2017. This increase in revenue, compared to the same period in 2017, is primarily due to a reduction in the period over which the Company is recognizing revenue following GSK’s exercise of its option over the NY-ESO program in September 2017 and additional development milestones achieved.

•                  Research and development (“R&D”) expenses: R&D expenses for the three months ended March 31, 2018 were $25.7 million, compared to $18.6 million for the same period of 2017. The increase was primarily due to increased costs associated with clinical trials, manufacturing for clinical trials, and increased personnel costs.

•                  General and administrative (“G&A”) expenses: G&A expenses for the three months ended March 31, 2018 were $11.2 million, compared to $6.5 million for the same period of 2017. The increase was primarily due to increased personnel costs consistent with the Company’s planned growth, an increase in costs associated with developing its IT infrastructure and an increase in other corporate costs.

•                  Other income, net: Other income for the three months ended March 31, 2018 was $7.1 million, compared to $0.4 million for the same period of 2017. Other income primarily comprises unrealized foreign exchange gains, which fluctuate depending on exchange rate movements and the amount of foreign currency assets and liabilities.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three months ended March 31, 2018 was $21.1 million ($(0.04) per ordinary share) compared to $21.8 million ($(0.05) per ordinary share) in the same period of 2017.

Financial guidance

The Company believes that its existing cash, cash equivalents, marketable securities and income from GSK upon transition of the NY-ESO program will fund the Company’s current operating plan through to early 2020.

Conference call information

The Company will host a live teleconference and webcast to provide additional details at 8:00 a.m. EDT (1:00 p.m. BST) today, May 9, 2018. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial 1-833-652-5917 (U.S.) or 1-430-775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (2967789).

(1)  Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

(2)  ASC 606, Revenue from Contracts with Customers.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-looking statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2018, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total liquidity (a non-GAAP financial measure)

Total Liquidity is the total of cash and cash equivalents, and marketable securities. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the Consolidated Financial Statements, which reconciles to Total Liquidity as follows:

(in thousands) (unaudited)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$53,375	$84,043
Marketable securities	108,459	124,218
Total Liquidity	$161,834	$208,261

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2018	2017
Revenue	$8,196	$2,857
Operating expenses
Research and development	(25,732)	(18,615)
General and administrative	(11,204)	(6,463)
Total operating expenses	(36,936)	(25,078)
Operating loss	(28,740)	(22,221)
Interest income	659	240
Other income, net	7,130	430
Loss before income taxes	(20,951)	(21,551)
Income taxes	(127)	(231)
Net loss attributable to ordinary shareholders	$(21,078)	$(21,782)

Net loss per ordinary share - Basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - Basic and diluted	562,381,995	428,961,818

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$53,375	$84,043
Marketable securities - available-for-sale debt securities	108,459	124,218
Accounts receivable, net of allowance for doubtful accounts of $- and $-	5,052	206
Other current assets and prepaid expenses (including current portion of clinical materials)	28,777	21,716
Total current assets	195,663	230,183

Restricted cash	4,360	4,253
Clinical materials	4,572	4,695
Property, plant and equipment, net	41,235	40,679
Intangibles, net	1,238	1,337

Total assets	247,068	281,147

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	5,051	8,378
Accrued expenses and other accrued liabilities	19,650	27,201
Deferred revenue	27,221	38,735
Total current liabilities	51,922	74,314

Other liabilities, non-current	3,884	3,849

Total liabilities	55,806	78,163

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 701,103,126 authorized and 564,859,960 issued and outstanding (2017: 701,103,126 authorized and 562,119,334 issued and outstanding)	858	854
Additional paid in capital	461,603	455,401
Accumulated other comprehensive loss	(27,136)	(21,641)
Accumulated deficit	(244,063)	(231,630)
Total stockholders’ equity	191,262	202,984

Total liabilities and stockholders’ equity	$247,068	$281,147

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Three months ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(21,078)	$(21,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,740	986
Amortization	143	60
Share-based compensation expense	4,672	2,686
Realized loss on available-for-sale debt securities	1,163	—
Unrealized foreign exchange gains	(7,862)	(52)
Other	124	—
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(10,179)	(1,813)
Increase in non-current operating assets	(123)	(17)
Decrease in payables and deferred revenue	(15,879)	(8,507)
Net cash used in operating activities	(47,279)	(28,439)

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,904)	(12,249)
Acquisition of intangibles	(10)	(242)
Maturity of short-term deposits	—	7,854
Investment in short-term deposits	—	(18,000)
Maturity or redemption of marketable securities	28,043	—
Investment in marketable securities	(12,490)	—
Net cash provided by (used in) investing activities	13,639	(22,637)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs $4,774	—	61,397
Proceeds from exercise of stock options	1,534	—
Net cash provided by financing activities	1,534	61,397

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	1,545	1,491
Net (decrease) increase in cash, cash equivalents and restricted cash	(30,561)	11,812
Cash, cash equivalents and restricted cash at start of period	88,296	162,796
Cash, cash equivalents and restricted cash at end of period	$57,735	$174,608

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com